Exhibit 10.2

AGREEMENT REGARDING TERMINATION OF LEASES

This Agreement regarding Termination of Leases (the “Agreement”) is entered into this 20th day of October, 2004, by and among PROFESSIONAL REAL ESTATE SERVICES, INC., a California corporation (“PRES”), SMITH & NEPHEW, INC., a Delaware corporation (“Smith & Nephew”) and dj ORTHOPEDICS, LLC, a Delaware limited liability company (“dj Orthopedics”) with reference to the following:

A.                                   dj Orthopedics is the ground lessee under that certain ground lease between STETMAN & MORRIS PROPERTIES, a California general partnership (“Stetman & Morris”), as ground lessor, dated January 12, 2001 (the “Ground Lease”), whereby dj Orthopedics leases from Stetman & Morris real property containing approximately two hundred eighty-five thousand (285,000) net square feet located at the intersection of Business Park Drive and Scott Street in the City of Vista, California, more particularly described in the attached Exhibit “A” (the “Ground Leased Premises”).  The Ground Lease has been amended by a Modification of Lease dated June 30, 2001 and a Modification of Lease No. 2 dated July 26, 2001.  A Memorandum of Lease evidencing the Ground Lease was recorded on July 27, 2001 as Document No. 2001-0527433 in the Official Records of San Diego County, California.

B.                                     Smith & Nephew is the tenant under an Amended and Restated Lease Agreement between Stetman & Morris as landlord and Professional Care Products, Inc., a California corporation, as tenant, dated September 21, 1995 by which Professional Care Products, Inc. leased from Stetman & Morris real property and improvements located thereon known as 2985 and 3105 Scott Street, Vista, California (the “2985 and 3105 Scott Lease”).  A Memorandum of Lease evidencing the 2985 and 3105 Scott Lease was recorded on October 6, 1995 as Document No. 1995-0451246 in the Official Records of San Diego County, California.  Professional Care Products Inc. assigned its interest in the 2985 and 3105 Scott Lease to Smith & Nephew DonJoy, Inc. by Assignment of Lease, Consent and Estoppel Certificate dated as of September 21, 1995, which was recorded on November 16, 1995, as Document No. 1995-0522114 in the Official Records of San Diego County, California.  Smith & Nephew DonJoy, Inc. was merged into Smith & Nephew effective as of November 30, 1996.  As a result of the assignment and merger, Smith & Nephew is the current tenant under the 2985 and 3105 Scott Lease.  The 2985 and 3105 Scott Lease has been amended by Amendment No. 1 to Amended and Restated Lease Agreement dated June 9, 1997.

C.                                     Pursuant to a Sublease dated June 30, 1999 between dj Orthopedics and Smith & Nephew, dj Orthopedics subleases 2985 and 3105 Scott Street, Vista, California from Smith & Nephew (the “2985 and 3105 Scott Sublease”).

D.                                    Smith & Nephew is the tenant under a Lease Agreement between Stetman & Morris, as landlord, and Smith & Nephew, as tenant, dated June 9, 1997 by which Smith & Nephew leases from Stetman & Morris real property and improvements located thereon known as 2980 Scott Street, Vista, California (the “2980 Scott Lease”).  A Memorandum of Lease evidencing the 2980 Scott Lease was recorded on April 8, 1998 as Document No. 1998-0198211 in the Official Records of San Diego County, California.  The 2980 Scott Lease was amended by a First Amendment to Lease Agreement dated November 17, 1997, and by a Second Amendment to Lease Agreement and Agreement Regarding Lease Terms dated February 21, 1998.

E.                                      Pursuant to a Sublease dated June 30, 1999 between dj Orthopedics and Smith & Nephew, dj Orthopedics subleases 2980 Scott Street from Smith & Nephew (the “2980 Scott Sublease”).

F.                                      PRES has entered into a Purchase and Sale Agreement and Joint Escrow Instructions with Stetman & Morris dated June 30, 2004, as amended (the “Purchase Agreement”), whereby PRES has agreed to buy from Stetman & Morris, and Stetman & Morris has agreed to sell to PRES, the Ground Lease Premises and 2980, 2985 and 3105 Scott Street, and, upon consummation of the purchase and sale, the Ground Lease, the 2985 and 3105 Scott Lease and 2980 Scott Lease will be assigned to PRES.

G.                                     As of October 20, 2004, PRES and dj Orthopedics have entered into a new lease for the Ground Leased Premises and certain improvements to be constructed thereon by PRES (the “New Lease”), which New Lease shall be effective upon satisfaction of the condition precedent set forth in Section 18.19 of the New Lease (the “New Lease Condition Precedent”).

H.                                    Subject to certain conditions hereinafter described having occurred, PRES, Smith & Nephew and dj Orthopedics desire to terminate the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease on the terms and conditions herein contained.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Termination of Ground Lease.  In the event that PRES acquires the Ground Lease Premises, PRES and dj Orthopedics agree to terminate the Ground Lease on the later of (a) the acquisition by PRES of the Ground Lease Premises or (b) the execution of the New Lease.  From and after such termination, dj Orthopedics shall have no further obligation to pay rent under the Ground Lease.

2.                                       Forgiveness of Payment.  In the event that the Ground Lease is terminated as hereinabove provided in Section 1, the payment described in Section 2.2.a of the Ground Lease in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be forgiven and need not be paid by dj Orthopedics to PRES.

3.                                       Termination of 2985 and 3105 Scott Lease and 2980 Scott Lease.  Upon termination of the 2985 and 3105 Scott Sublease, as hereinafter provided in Section 4, PRES and Smith & Nephew agree that the 2985 and 3105 Scott Lease shall terminate.  Upon termination of the 2980 Scott Sublease, as hereinafter provided in Section 4, PRES and Smith & Nephew agree that the 2980 Scott Lease shall terminate.  Neither PRES nor Smith & Nephew shall owe anything to the other as a result of such terminations.  From and after such termination, Smith and Nephew shall have no further obligation under the 2985 and 3105 Scott Lease or the 2980 Scott Lease, except for obligations that survive the termination of the applicable lease pursuant to the terms of such lease.

4.                                       Termination of 2980 and 3105 Scott Sublease and 2985 Scott Sublease.  In the event that PRES acquires 2980, 2985 and 3105 Scott Street from Stetman & Morris, PRES, Smith & Nephew and dj Orthopedics agree that the 2980 and 3105 Scott Sublease and the 2985 Scott Sublease shall terminate on the later of the “Commencement Date” of the New Lease or the date that dj Orthopedics vacates 2980, 2985 and 3105 Scott Street and leaves the buildings in broom-clean and good condition, as described in Section 5 hereafter (the “Termination Date”).  The term “Commencement Date” is defined in Paragraph 5 of the Fundamental Lease Provisions of the New Lease, which definition is incorporated herein by reference.  From and after the Termination Date, dj Orthopedics shall have no further obligation to pay rent under the 2985 and 3105 Scott Sublease or the 2980 Scott Sublease.  Upon the Termination Date, PRES shall refund the $50,000 security deposit, which was paid pursuant to Section 4.4 of the 2985 and 3105 Scott Lease, in accordance with written instructions signed by both dj Orthopedics and Smith & Nephew.  Upon the Termination Date, each party hereby releases each of the other parties hereto from any and all liabilities arising under the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease, except for obligations that survive the termination of the applicable lease or sublease pursuant to the terms of such lease or sublease.

5.                                       Vacation of 2980, 2985 and 3105 Scott Street.  dj Orthopedics agrees to vacate 2980, 2985 and 3105 Scott Street within thirty (30) days following the Commencement Date of the New Lease.  As part of such vacation, dj Orthopedics shall remove all of its personal property, furniture and trade fixtures and shall leave the buildings broom-clean and in good condition, subject to reasonable wear and tear.  To the extent that dj Orthopedics vacates all or a portion of 2980, 2985 and 3105 Scott Street early as set forth in the last sentence of Section 7, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease or the 2980 Scott Sublease, as applicable, shall be amended effective as of the date of vacation to exclude therefrom, and terminate as to, the portion of 2980, 2985 or 3105 Scott Street so vacated.  Other than excluding the vacated portion of 2980, 2985 or 3105 Scott Street, all other terms and conditions of the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease shall remain in full force and effect until the Termination Date without amendment, including the provisions therein pertaining to the payment of rent.  Notwithstanding the vacation of all or any portion of 2980, 2985 and/or 3105 Scott Street and the termination of the applicable sublease and lease, until the Termination Date, dj Orthopedics shall continue to pay rent, real property taxes, insurance premiums and all other amounts payable by dj Orthopedics under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease to Smith & Nephew and Smith & Nephew shall continue to pay the same under the 2985 and 3105 Scott Lease and the 2980 Scott Lease to PRES or its successors.  Notwithstanding the above, (a) dj Orthopedics shall pay such amounts directly to PRES or its successors and any amount so paid to PRES or its successors shall be credited against any amounts owing by Smith & Nephew under the preceding sentence, (b) Smith & Nephew shall have no obligation to pay any amount under the 2985 and 3105 Scott Lease and the 2980 Scott Lease unless dj Orthopedics pays the corresponding amount to Smith & Nephew under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease and (c) Smith & Nephew shall have no obligations or liability whatsoever with respect to the vacated space of any type, including, without limitation, obligations or liabilities (i) to PRES under the 2985 and 3105 Scott Lease or the 2980 Scott Lease, (ii) to dj Orthopedics under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease, or (iii) to the New Tenant,

except, in the case of (i) and (ii) above, for obligations that survive the expiration of the applicable lease or sublease pursuant to the terms of such lease or sublease.

6.                                       Lump Sum Rent.  dj Orthopedics has agreed to make an initial payment of rent (the “Lump Sum Rent”) under Section 5.9 of the New Lease and Smith & Nephew shall have no obligations to make any payment or any other consideration or contribute to the Lump Sum Rent.

7.                                       Refund of All or a Portion of the Lump Sum Rent.  Under the circumstances described in this Section and in the event the Lump Sum Rent has been paid under the New Lease, on February 20, 2008, or as soon thereafter as is reasonably necessary to make a final accounting, PRES (or its successors in interest as to the 2980, 2985 and 3105 Scott Street, Vista, California) shall refund the “Excess Lump Sum Rent” (as hereinafter defined), if any, to dj Orthopedics.  As used herein, the term “Excess Lump Sum Rent” means the Lump Sum Rent paid pursuant to Section 5.9 of the New Lease after modifying the Lump Sum Rent as follows:

(a)                                  There shall be deducted from such amount PRES’ or its successors’ reasonable and customary out-of-pocket expenses (other than expenses with respect to tenant improvements) in leasing the buildings, or space within the buildings, located on 2980, 2985 and 3105 Scott Street.  Such reasonable expenses shall include an “Equitable Portion” of any brokerage commission paid in connection with the obtaining of any new lease, license agreement or other agreement providing for use and occupancy (“Occupancy Agreement”).  The Equitable Portion shall be a portion of the total brokerage commission paid as to any such Occupancy Agreement (including payment to an affiliate of PRES or its successors as long as the total commission paid is commercially reasonable), such portion being the amount allocated to the period between the commencement date of such new Occupancy Agreement and February 20, 2008, the total commission being allocated proportionately over the base term of such Occupancy Agreement (without regard to options to extend the base term).

(b)                                 There shall be deducted from such amount a portion of any tenant improvements or any tenant improvement allowance paid by PRES or its successors, such portion being the amount thereof allocated to the period between the commencement date of the Occupancy Agreement and February 20, 2008, the total tenant improvements being allocated proportionately over the longer of (1) ten (10) years or (2) the base term of such Occupancy Agreement (without regard to options to extend the base term).

(c)                                  There shall be deducted from such amount “Lost Rent”, “Lost Taxes” and “Lost Insurance Premiums” suffered by PRES or its successors for the period between the Termination Date and February 20, 2008.  “Lost Rent” means the excess of (1) the rent that would have been paid by dj Orthopedics under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease for such period; over (2) the rent or other consideration in lieu of rent (including key money and bonus money and any payment in excess of fair market value for services rendered by PRES to New Tenant (as defined below) or assets, fixtures, inventory, equipment, or furniture transferred by New Tenant (as defined below) to PRES in connection with the Occupancy Agreement) that PRES or its successors receives from any new tenant, licensee or occupant (each, a “New Tenant”) under an Occupancy Agreement(s) for such period.  Any “free rent” payable under an Occupancy Agreement shall be amortized over the base term (without regard to options to extend the base term) under any such Occupancy Agreement.  PRES agrees that rental increases, if any, under any such Occupancy Agreement shall be commercially reasonable such that an artificially low rent is not charged during the portion of the term of the Occupancy Agreement prior to February 20, 2008 and an artificially high rent is charged for the period after the Termination Date.  “Lost Taxes” means the excess of (1) the real property taxes and general and special assessments payable on 2980, 2985 and 3105 Scott Street that dj Orthopedics would have paid under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease for such period; over (2) the real property taxes and general and special assessments paid on 2980, 2985 and 3105 Scott Street paid by New Tenant(s) for such period.  “Lost Insurance Premiums” means the excess of (1) the insurance premiums that dj Orthopedics would have paid under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease for such period; over (2) the insurance premiums paid on 2980, 2985 and 3105 Scott Street by New Tenant(s) for such period.

(d)                                 There shall be added to such amount (1) to the extent not credited in the calculation of the Lump Sum Rent pursuant to Section 5.9 of the New Lease, if dj Orthopedics vacates all or a portion of 2980, 2985 or 3105 Scott Street early as set forth in the last sentence of this Section 7, the amount of any rent or other consideration in lieu of rent (including key money and bonus money and any payment in excess of fair market value for services rendered by PRES to New Tenant or assets, fixtures, inventory, equipment, or furniture transferred by New Tenant to PRES in connection with the Occupancy Agreement) that PRES or its successors earns from New Tenant(s) under an Occupancy Agreement(s) (such amounts being calculated by allocating the amount to be paid under such Occupancy Agreement evenly over the term of such Occupancy Agreement) with respect to all or a portion of 2980, 2985 or 3105 Scott Street for period before the Termination Date and (2) the amount of any “Excess Rent”, “Excess Taxes” and “Excess Insurance Premiums;” provided, however, that in no event will the amounts credited pursuant to this Section 7(d) exceed the amount of the Lump Sum Rent.  “Excess Rent” means the excess of (1) the rent or other consideration in lieu of rent (including key money and bonus money and any payment in excess of fair market value for services rendered by PRES to New Tenant or assets, fixtures, inventory, equipment, or furniture transferred by New Tenant to PRES in connection with the Occupancy Agreement) that PRES or its successors earns from New Tenant(s) under an Occupancy Agreement(s) for the period between the Termination Date and February 20, 2008 (such amounts being calculated by allocating the amount to be paid under any Occupancy Agreement evenly over the term of such Occupancy Agreement); over (2) the rent that would have been paid by dj Orthopedics under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease.  “Excess Taxes” means the excess of (1) the real property taxes and general and special assessments payable on 2980, 2985 and 3105 Scott Street paid by New Tenant(s) for the period between the termination of the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease and February 20, 2008; over (2) the real property taxes and general and special assessments payable on 2980, 2985 and 3105 Scott Street that dj Orthopedics would have paid under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease for such period.  “Excess Insurance Premiums” means the excess of (1) the insurance premiums paid by New Tenant(s) for the period between the termination of the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease and February 20, 2008; over (2) the insurance premiums that dj Orthopedics would have paid under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease tenants for such period.

(e)                                  The Adjusted Base Rent (as defined in the New Lease) shall be recalculated to equal the rent that would have been paid under the “2985 and 3105 Scott Sublease” and the “2980 Scott Sublease” based on the escalation in rent amounts that actually would have occurred.  If (1) the Adjusted Base Rent as recalculated is less than (2) the Adjusted Base Rent as originally calculated in determining the Lump Sum Rent, then the Excess Lump Sum Rent shall be reduced by the difference between (2) and (1).  If (1) the Adjusted Base Rent as recalculated is greater than (2) the Adjusted Base Rent as originally calculated in determining the Lump Sum Rent, then the Excess Lump Sum Rent shall be increased by the difference between (1) and (2).

By way of example, assume that the Lump Sum Rent is Two Million Dollars ($2,000,000.00).  Assume further that PRES (or its successors) incur reasonable and customary expenses in leasing the buildings (other than brokerage commission) in the amount of Twenty-Five Thousand Dollars ($25,000.00).  Further assume that brokerage commission paid to obtain the new leases is Two Hundred Thousand Dollars ($200,000.00) and that Fifty Thousand Dollars ($50,000.00) of such amount is allocated to the period of time between the commencement date of the new leases and February 20, 2008 (as provided in paragraph (a) above).  Assume further that the tenant improvements and tenant improvement allowances paid by PRES (or its successor) as landlord under the new leases is Five Hundred Thousand Dollars ($500,000.00) and that One Hundred Thousand Dollars ($100,000.00) of such amount is allocated to the period of time between the commencement date of the new leases and February 20, 2008 (as provided in paragraph (b) above).  Assume further that the “Lost Rent” is One Million Dollars ($1,000,000.00) (based upon rent payable by dj Orthopedics from the termination of the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease to February 20, 2008 being Four Million Dollars ($4,000,000.00) and the rent paid by the new tenants under their leases for such period being Three Million Dollars ($3,000,000.00)).  Assume further that Landlord pays real property taxes and insurance premiums during such period for which it is not reimbursed by tenants in the amount of One Hundred Thousand Dollars ($100,000.00). Assume further that the Adjusted Base Rent (as recalculated as provided in paragraph (e) above) is $10,000 less than the Adjusted Base Rent as originally calculated in determining the Lump Sum Rent.  As a result of these assumptions, the total deduction from the Lump Sum Rent to determine the Excess Lump Sum Rent is One Million Two Hundred Sixty-Five Thousand Dollars ($1,265,000.00) and the Excess Lump Sum Rent is Seven Hundred Thirty-Five Thousand Dollars ($735,000.00).

In no event shall the Excess Lump Sum Rent exceed the Lump Sum Rent.

If a proposed Occupancy Agreement is (1) not on an arm’s length basis or (2) with an affiliate of PRES or its successors, PRES shall not enter into such Occupancy Agreement without the prior consent of dj Orthopedics, which consent shall not be unreasonably withheld.  dj Orthopedics shall have the right to audit the books and records of PRES or its successors relating to the calculation of the Excess Lump Sum Rent, including a right to review any Occupancy Agreements, any brokers agreement(s) relating to such lease, real property tax bills and records relating to payment of insurance premiums.  In the event that dj Orthopedics desires to audit the books and records of PRES or its successors, it shall give written notice thereof to PRES or its successor within one hundred twenty (120) days following receipt of the Excess Lump Sum Rent or a statement from PRES or its successors that no Excess Lump Sum Rent is owing.  If dj Orthopedics fails to give such notice, it shall be deemed to have waived its right to audit the books and records.  Any such audit shall be conducted within thirty (30) days after dj Orthopedics’ notice at the principal place of business of PRES or its successors and at a time mutually agreed to by the parties.

dj Orthopedics agrees to cooperate with PRES or its successors in their releasing efforts by making available (and vacating) any unused space within the 2980, 2985 and 3105 Scott Street buildings at the earliest date that is consistent with dj Orthopedics’ space needs as determined by dj Orthopedics in good faith.

8.                                       Waiver of Certain Rights.  Smith & Nephew and dj Orthopedics waive and relinquish any and all rights of first offer, rights of first refusal, options to purchase or similar rights, if any, under the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease, as applicable.

9.                                       Representations and Warranties of dj Orthopedics.  dj Orthopedics represents and warrants to PRES and Smith & Nephew the following, each of which shall survive the termination of the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease contemplated hereby:

(a)                                  dj Orthopedics is the current ground lessee under the Ground Lease.

(b)                                 dj Orthopedics has not assigned, transferred or hypothecated all or any portion of its ground leasehold interest under the Ground Lease.

(c)                                  dj Orthopedics is the current subtenant under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease.

(d)                                 dj Orthopedics has not assigned, transferred or hypothecated all or any portion of its subleasehold interest under the 2985 and 3105 Scott Sublease or the 2980 Scott Sublease.

(e)                                  dj Orthopedics has the right and authority to enter into this Agreement and to carry out the transactions contemplated hereby including the termination of the Ground Lease, the 2985 and 3105 Sublease and the 2980 Scott Sublease.

(f)                                    All necessary consents and approvals for dj Orthopedics to enter into this Agreement and to carry out the transactions contemplated hereby, including the termination of the Ground Lease, the 2985 and 3105 Sublease and the 2980 Scott Lease, have been obtained.

(g)                                 This Agreement has been duly executed and validly entered into by dj Orthopedics and is enforceable against dj Orthopedics in accordance with its terms.

(h)                                 To the best of dj Orthopedics’ current actual knowledge without investigation, there is no zoning law violation, building code violation or other violation of any law, ordinance or regulation with regard to the improvements located on 2980, 2985 and 3105 Scott Street and it has received no notice of any such violation.

(i)                                     To the best of dj Orthopedics’ knowledge, there is no pending or threatened condemnation action with regard to the Ground Leased Premises or 2980, 2985 or 3105 Scott Street.

(j)                                     To the best of dj Orthopedics’ knowledge, there are no “Hazardous Materials” (as defined below) stored, used, generated, released, disposed of or discharged on, under or about the Ground Leased Premises, or 2980, 2985 or 3105 Scott Street in violation of any applicable law, rule or regulation.  The term “Hazardous Materials” includes, without limitation, any material or substance which is (i) defined or listed as a “hazardous waste”, “extremely hazardous waste”, “restrictive hazardous waste” or “hazardous substance” in, or considered a waste, condition of pollution or nuisance under, any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or environmental conditions; (ii) defined as hazardous material or hazardous substance in California Health and Safety Code Section 25501; (iii) petroleum or a petroleum product or fraction thereof; (iv) asbestos; (v) lead in water, paint or elsewhere; and/or (vi) known by the State of California to cause cancer and/or reproductive toxicity.  Notwithstanding the foregoing, the presence and/or use of the following substances shall not be deemed a violation of this Section if stored, formulated, used or tested at or on the Ground Leased Premises, or 2980, 2985 or 3105 Scott Street in accordance with all applicable laws, rules and regulations:  office supplies, cleaning supplies, construction supplies, herbicides, insecticides, fertilizers, and other garden products, rodenticides, chemicals and specimens used in biological or pharmaceutical research, pharmaceuticals and pharmaceutical supplies and chemicals, in each case stored, fabricated, used or tested at or on the Ground Leased Premises, or 2980, 2985 or 3105 Scott Street in the ordinary course of dj Orthopedics’ business.

10.                                 Representations and Warranties of Smith & Nephew.  Smith & Nephew hereby represent and warrant to PRES and dj Orthopedics as follows, each of which shall survive the termination of the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease contemplated hereby:

(a)                                  Smith & Nephew is the current lessee under the 2985 and 3105 Scott Lease and the 2980 Scott Lease and the current sublessor under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease.

(b)                                 Smith & Nephew has not assigned, transferred or hypothecated all or any portion of its interest under the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease or the 2980 Scott Sublease and has made no assignment, transfer or hypothecation of any of the rents owing to it under the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease.

(c)                                  Smith & Nephew has the right and authority to enter into this Agreement and to carry out the transactions contemplated hereby including the termination of the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease.

(d)                                 All necessary consents to the execution of this Agreement and the carrying out of the transactions by Smith & Nephew, including the termination of the 2985 and 3105

Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease have been obtained.

(e)                                  This Agreement has been duly executed and delivered by Smith & Nephew and is enforceable against Smith & Nephew in accordance with its terms.

(f)                                    To the best of Smith & Nephew’s current actual knowledge, without investigation, Smith & Nephew has received no notice of any zoning law violation, building code violation or other violation of any law, ordinance or regulation with regard to the improvements located on 2980, 2985 and 3105 Scott Street.

(g)                                 To the best of Smith & Nephew’s knowledge, Smith & Nephew has received no notice of any pending or threatened condemnation action with regard to 2980, 2985 or 3105 Scott Street.

11.                                 Representations and Warranties of PRES.  PRES hereby represents and warrants to Smith & Nephew and dj Orthopedics as follows, each of which shall survive the termination of the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease contemplated hereby:

(a)                                  PRES has entered into a Purchase Agreement to acquire the Ground Lease Premises and 2980, 2985 and 3105 Scott Street.

(b)                                 PRES has the right and authority to enter into this Agreement and to carry out the transactions contemplated hereby including, upon acquisition of the Ground Leased Premises, the termination of the Ground Lease, and upon acquisition of 2980, 2985 and 3105 Scott Street, the termination of the 2985 and 3105 Scott Lease and the 2980 Scott Lease.

(c)                                  All necessary consents and approvals for PRES to enter into this Agreement and to carry out the transactions contemplated hereby have been obtained.

(d)                                 This Agreement has been duly executed and delivered by PRES and is enforceable against PRES in accordance with its terms.

12.                                 PRES Affiliate.  PRES has disclosed to Smith & Nephew and dj Orthopedics that prior to the consummation of the acquisition of the Ground Leased Premises and 2980, 2985 and 3105 Scott Street, it is likely that it will assign its rights under the purchase agreement and the resulting escrow to an affiliate of PRES and that such affiliate will acquire such real property.  In such event PRES agrees that it shall cause such affiliate to assume its obligations under this Agreement.  Such assignment shall not relieve PRES of its obligations hereunder.

13.                                 Ground Lease, Leases and Subleases to Remain in Effect.  Until the applicable termination thereof as herein provided occurs, the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease and the 2980 Scott Sublease shall remain in full force and effect.  In the event that the Ground Lease has not terminated at the time PRES acquires the Ground Leased Premises, dj Orthopedics agrees to recognize PRES (or its successor) as the landlord (ground lessor) under the Ground Lease and to attorn to PRES (or its successor) in accordance with the terms of the Ground Lease.  In the event that the 2985 and

3105 Scott Lease and the 2980 Scott Lease have not terminated as of the time PRES acquires 2980, 2985 and 3105 Scott Street, such leases shall remain in full force and effect and Smith & Nephew shall recognize PRES (or its successor) as the landlord under such leases and agrees to attorn to PRES (or its successor) in accordance with the terms of such leases.

14.                                 Termination of Memoranda.  The memoranda of the Ground Lease, the 2985 and 3105 Scott Lease and the 2980 Scott Lease described in the recitals of this Agreement shall terminate effective as of the termination of the leases which they evidence, and at such time the appropriate party or parties agree to execute any instruments necessary to remove same from the official records.  The parties agree that Smith & Nephew shall not be responsible for any recording fees in connection with such instruments.

15.                                 Holding Over.  In the event that dj Orthopedics does not vacate 2980, 2985 or 3105 Scott Street within thirty (30) days following the Commencement Date of the New Lease as hereinabove provided in Section 5, dj Orthopedics shall be deemed a holdover tenant from and after such date and shall pay to Smith & Nephew as a holdover tenant one hundred fifty percent (150%) of the monthly rent otherwise payable hereunder and Smith & Nephew agree that such holdover rent, if received from dj Orthopedics, shall be passed on and paid to PRES (or its successor).

16.                                 Prorations.  In the event that the Ground Lease, the 2985 and 3105 Scott Lease, the 2980 Scott Lease, the 2985 and 3105 Scott Sublease or the 2980 Scott Sublease is terminated on a day other than the last day of a calendar month, rent payable thereunder and any real or personal property taxes or assessments payable thereunder shall be appropriately prorated.

17.                                 Effectiveness; Termination.  It is a condition precedent to the effectiveness of this Agreement (except for Section 18(a) and this Section 17, which shall be in full force and effect as of the date hereof) that the New Lease Condition Precedent shall have been satisfied.  If dj Orthopedics or PRES terminates the New Lease pursuant to and in accordance with Section 18.19 of the New Lease, then this Agreement shall terminate effective upon the termination of the New Lease.

18.                                 Miscellaneous.

(a)                                  Attorneys’ Fees.  In the event that a dispute arises under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party(ies) its reasonable attorneys’ fees and out-of-pocket costs and expenses.

(b)                                 Waiver.  No waiver of any breach of the terms, covenants, agreements, restrictions or conditions of this Agreement shall be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions and conditions hereof.  Any waiver to be effective shall be in writing and signed by the party against whom such waiver is sought.

(c)                                  Notices.  Whenever in this Agreement, it shall be required or permitted that notice or demand be given or served by any party to this Agreement to any other party, such notices or demands shall be given or served, and shall not be deemed to have been duly given or served unless said notice or demand is in writing and is either personally served upon the person for whom intended, sent by overnight courier to the address set forth for said party below, mailed by registered or certified mail, with postage prepaid, addressed to the party for whom intended at the address set forth below or sent by facsimile transmission to the facsimile for said party set forth below for said party with an additional copy sent on the same day by registered or certified mail as above provided.  Any party may change its address or facsimile number by notifying the other party in writing as to such new address and/or facsimile number as such party may desire to use which new address and/or facsimile number shall continue as the address and/or facsimile number until further written notice.  Any party may require an additional copy of any notice or demand be sent by notifying the other parties in writing of the name of the person or entity to receive such copy and the address and facsimile number where it is to be sent.  Any notice or demand shall be deemed given or served upon actual receipt or attempted delivery thereof and refusal to accept same by personal delivery, mail or nationally recognized overnight courier at the location at which they are to be sent pursuant to this Section 18(c).  Any notice or demand served on a party shall be served concurrently on all parties.  The addresses and facsimile numbers for notices and demands are as follows:

PRES:	Professional Real Estate Services, Inc.
1201 Dove Street, Suite 100
Newport Beach, California, 92660
Attention: John W. Fitzgibbon, Executive Vice President
Fax: (909) 442-1925

dj Orthopedics:	dj Orthopedics, LLC
2985 Scott Street
Vista, CA 92081
Attn: Don Roberts, General Counsel
Facsimile Number: (760) 734-7536

Smith & Nephew:	Smith & Nephew, Inc.
1450 Brooks Road
Memphis, TN 38116
Attention: General Counsel
Fax: (901) 399-1174

(d)                                 Entire Agreement.  This Agreement is and shall be considered to be the only agreement among the parties hereto on the subject matter hereof, and all negotiations or oral agreements are included herein.

(e)                                  Inurement.  Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, or any person who may come into possession of any portion of the real property or any part thereof in any manner whatsoever.

(f)                                    Captions.  The captions of the Sections of this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

(g)                                 Time of the Essence.  Time is of the essence of each and every provision of this Agreement.

(h)                                 Business Day.  As used herein, a business day is any day other than a Saturday or Sunday or legal holiday in the State of California.

(i)                                     Counterparts.  This Agreement may be executed in any number of counterparts which when taken together shall constitute one fully executed instrument as though all signatures appeared on one copy thereof.

(j)                                     Indemnity.  dj Orthopedics hereby agrees to indemnify, defend and hold harmless Smith & Nephew from any and all losses, claims, damages or liabilities arising out of or caused by any breach by dj Orthopedics of any of its obligations under this Agreement.

(k)                                  Assignment.  This Agreement may not be assigned by any party hereto; provided however that PRES may assign this Agreement to a successor purchaser to which PRES assigns the Purchase Agreement.

(l)                                     Third Party Beneficiaries.  This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and permitted assigns subject to the express provisions hereof relating to successors and assigns, and no other person or party shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

PROFESSIONAL REAL ESTATE SERVICES, INC.,
a California corporation

By:

Its:

By:

Its:

dj ORTHOPEDICS, LLC,
a Delaware limited liability company

By:

Its:

SMITH & NEPHEW, INC.,
a Delaware corporation

By:

Its:

EXHIBIT “A”

LEGAL DESCRIPTION OF GROUND LEASE PREMISES

[SEE ATTACHED]

EXHIBIT “A”